Exhibit 99.1

Jingwei International Limited Announced Resignation of CFO

SHENZHEN, China, January 12, 2012 — Jingwei International Limited (NASDAQ:JNGW - News) ("Jingwei" or "the Company"), a leading provider of data-mining, interactive marketing and software services in China, today announced that Mr. Yong Xu will resign from his post as Chief Financial Officer effective January 13, 2012 to pursue another career opportunity.

Until a permanent replacement is officially named, Ms. Li Suwen, CPA, who is the Company’s Financial Controller, will serve as interim Chief Financial Officer and manage daily financial operations, supported by the Company's established accounting and finance team. Ms. Cao Wei, Director of Investor Relations and Corporate Secretary will continue to manage the Company's investor relations activities. Mr. Yong Xu has agreed to serve as an advisor to the Company during this transition period.

"Mr. Yong Xu has been a highly valued member of our management team and we wish him all the best in his future endeavors," said Mr. George (Jianguo) Du, Chairman and Chief Executive Officer. "I would like to thank him for his extraordinary contributions during his tenure, including leading our NASDAQ listing in 2011, strengthening our financial management and internal controls, and developing our investor relations program in both China and the U.S. We will take the time necessary to ensure that we find the best possible candidate to build on his accomplishments.”